Exhibit 10.20

CENTENNIAL BANK HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

Effective June 30, 2005

RETIREMENT CAPITAL GROUP, INC.

12340 El Camino Real, Suite 400 ■ San Diego, California 92130 ■ phone: 858.677.5900 ■ fax: 858.677.5915

www.retirementcapital.com

Centennial Bank Holdings, Inc.

Deferred Compensation Plan

i	Effective June 30, 2005

Centennial Bank Holdings, Inc.

Deferred Compensation Plan

TABLE OF CONTENTS

(Continued)

ii	Effective June 30, 2005

Centennial Bank Holdings, Inc.

Deferred Compensation Plan

TABLE OF CONTENTS

(Continued)

iii	Effective June 30, 2005

Centennial Bank Holdings, Inc.

Deferred Compensation Plan

PURPOSE

The purpose of this Plan is to provide a select group of management or highly compensated employees and non-employee members of the Board of CENTENNIAL BANK HOLDINGS, INC., a Delaware corporation and its affiliates or subsidiaries, if any, with the opportunity to defer a portion of their compensation and to receive contributions from their employers. As a result, the Plan is intended to be a “top hat plan,” exempt from certain requirements of ERISA, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is also intended to comply with the requirements of Section 409A(a)(2), (3) and (4) of the Code.

ARTICLE 1

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, the sum of (a) his or her Elective Deferral Account plus (b) his or her Company Contribution Account plus (c) earnings, gains, losses, and changes in value of the Deemed Investments hereon credited (or debited) in accordance with Section 3.6, net of all distributions. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to or in respect of a Participant pursuant to the Plan.

1.2	“Annual Bonus” shall mean any compensation, in addition to Base Annual Salary, paid in respect of a Plan Year to a Participant as an employee under the Company’s Incentive Plan, or otherwise as a bonus in the discretion of the Company. A performance-based bonus may have special meaning under the terms of this Plan solely for purposes of a Participant’s timing of elections, as defined in Section 3.2.

1.3	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary, Annual Bonus, Commissions, Incentive Compensation and/or Directors Fees that a Participant elects to have, and is, deferred, in accordance with Article 3 for any one Plan Year. In the event of Retirement, Disability, death or a Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4	“Annual Installment Method” shall mean the payment of a Participant’s benefit in annual installments to be paid, if so elected by a Participant as follows: (i) during the calendar year in which payment begins, such payment shall equal (a) the Account Balance as of the Retirement Date; divided by (b) the total number of installment payments to be made; and (ii) during the benefit payment period, the amount of each installment to be paid during each calendar year thereafter shall be recalculated, and shall be equal to (a) the remaining amount payable to the Participant as of such January 1; divided by (b) the number of installment payments to be made in or after such subsequent calendar year. The first such installment shall be made as of the Retirement Date and subsequent installments shall be as of January 1 of each subsequent calendar year. The final installment payment shall be equal to the remaining amount payable to the Participant. In no event shall the amount of any installment payment exceed the remaining amount payable to the Participant.

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1.5	“Base Annual Salary” shall mean the annual compensation (excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, Directors Fees and other fees, stock options and phantom stock grants, and car allowances) paid to a Participant for services rendered to any Employer, before reduction for compensation deferred pursuant to all tax-qualified, non-qualified and Code Section 125 plans (other than compensation deferred under individual employment Contracts) of any Employer. The Committee may, in its discretion, with respect to any one or more Participants establish for any Plan Year a limit on the amount of Base Annual Salary to be taken into account under this Plan.

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under the Plan upon death of a Participant.

1.7	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to designate one or more Beneficiaries.

1.8	“Board” shall mean the Board of Directors of the Company.

1.9	“Change in Control” shall mean a change in ownership, effective control or a change in the ownership of a substantial portion of the assets of the corporation, determined objectively, pursuant to the Code and Section 409A transitional guidance, through any of the following transactions; On the date that any one person or persons acting as a group; (i) acquires ownership of Company stock constituting more than 50 percent of the total fair market value or total voting power of the Company, or (ii) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company, or (iii) acquires assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition, or (iv) when a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or elections. Should the Company in its’ discretion decide to terminate the Plan within 12 months of the Change in Control date, subsequent Plan payments will be deemed made for reason of Change of Control.

1.10	“Claimant” shall have the meaning set forth in Section 13.1.

1.11	“Code” shall mean the Internal Revenue Code of 1986, as amended; inclusive of Section 409A as promulgated under Section 885 of the American Jobs Creation Act of 2004 and as interpreted by the Treasury Department and Internal Revenue Service guidance and regulations.

1.12	“Commissions or Incentive Compensation” shall mean any commissions paid to a Participant as an employee under a Company commission plan or arrangement, or otherwise as a commission in the discretion of the Company. The Committee may, in its discretion, with respect to any one or more Participants establish for any Plan Year a limit on the amount of Commissions or Incentive Compensation to be taken into account under this Plan.

1.13	“Committee” shall mean the administrative Committee appointed to manage and administer the Plan in accordance with its provision and pursuant to Article 14.

1.14	“Company” shall mean Centennial Bank Holdings, Inc., a Delaware corporation.

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1.15	“Company Contribution Account” shall mean the Participant’s share of (a) Company Matching Contributions plus (b) Discretionary Company Contributions plus (c) earnings, gains, losses, and changes in value of the Deemed Investments hereon credited (or debited) in accordance with Section 3.6, net of all distributions from such account. This Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

1.16	“Company Matching Contribution” shall mean any contribution made and credited to Company Contribution Accounts by the Company in accordance with Section 3.4(a) below.

1.17	“Deduction Limitation” shall mean the following described limitation on the annual benefit that may be distributed pursuant to the provisions of this Plan. The limitation shall be applied to distributions under this Plan as expressly set forth in this Plan. If the Company determines in good faith prior to a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan) that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control (as defined herein) or Change in Control (as defined under the Company’s 2005 Stock Incentive Plan) is deductible, the Company may, in its sole discretion, defer all or any portion of the distribution. Any amounts deferred pursuant to this limitation shall continue to be credited (or debited) with earnings, gains, losses, and changes in value of the Deemed Investments in accordance with Section 3.7. The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of such Change in Control. In the event this Section 1.17 fails to meet the limitations or requirements of the Code, then this Section 1.17 shall be modified by action of the Committee to the extent necessary to satisfy the requirements of the Code and transitional relief provided with respect to Code Section 409A.

1.18	“Deemed Investments” shall mean one or more of investment vehicles selected by the Committee pursuant to Section 3.5.

1.19	“Deferral Amount” shall mean the sum of all of a Participant’s Annual Deferral Amounts.

1.20	“Director” shall mean any non-employee member of the Board.

1.21	“Director Fees” shall mean the annual fees paid by the Company, including retainer fees, meeting fees and chairperson fees, as compensation for serving on the Board or any of the Board’s committees. The Committee may, in its discretion, with respect to any one or more Participants established for any Plan Year a limit on the amount of Director Fees to be taken into account under this Plan.

1.22	“Discretionary Company Contribution” shall mean any contribution made and credited to Company Contribution Accounts by the Company in accordance with Section 3.4 (b) below.

1.23

“Disability” shall exist if the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to

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last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health policy covering employees of the Participant’s Employer.

1.24	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to make an election under the Plan.

1.25	“Elective Deferral Account” shall mean the sum of (a) a Participant’s Deferral Amount, plus (b) earnings, gains, losses, and changes in value of the Deemed Investments hereon credited (or debited) in accordance with Section 3.6, net of all distributions from such Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

1.26	“Employers” shall mean the Company and/or any of its subsidiaries and partners that have been selected by the Board to participate in the Plan.

1.27	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.28	“Fair Market Value” of a share of Stock as of a given date shall be (a) the closing price of a share of Stock on the principal exchange on which shares of Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the next preceding date on which a trade occurred; or (b) if Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the closing price for the Stock on such date as reported by NASDAQ or such successor quotation system (or, if no closing price is reported, the mean between the closing representative bid and asked prices for the Stock on such date); or (c) if the Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair market Value of a share of Stock as established by the Administrator acting in good faith.

1.29	“First Plan Year” shall mean the period beginning June 30, 2005, and ending December 31, 2005.

1.30	“In-Service Distribution” shall mean the payout set forth in Section 4.1.

1.31	“Participant” shall mean any employee (a) who is selected to participate in the Plan, (b) who elects to participate in the Plan, (c) who signs a Plan Agreement, an Election Form, and a Beneficiary Designation Form, (d) whose signed Plan Agreement, Election Form, and Beneficiary Designation Form are accepted by the Committee, (e) who commences participation in the Plan, and (f) whose Plan Agreement has not terminated.

1.32	“Plan” shall mean the Company’s Deferred Compensation Plan which shall be evidenced by this instrument and, with respect to each Participant, by his or her Plan Agreement, as each may be amended from time to time.

1.33

“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between one or more Employers and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and shall specify, the Employer or Employers liable for the Participant’s benefits hereunder and the magnitude or extent of such liability. The Plan Agreement bearing the latest date of acceptance by the Committee shall

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govern such entitlement and each Employer’s liability. Upon the complete payment of a Participant’s Account Balance, each individual’s Plan Agreement and his or her status as a Participant shall terminate.

1.34	“Plan Year” shall, except for the First Plan Year, be the calendar year.

1.35	“Retirement,” “Retire,” “Retires,” “or “Retired” shall mean severance from employment or service with all Employers for any reason other than a leave of absence, death or Disability on or after the attainment of (a) age fifty-five (55) and the completion of five (5) Years of Service or (b) age sixty-five (65), whichever is earlier.

1.36	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.37	“Separation from Service” shall mean, with respect to a Participant, his or her “separation from service,” with respect to the Employers, within the meaning of Section 409A(a)(2)(A)(i) of the Code, as determined by the Secretary of the Treasury. The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Participant has had a “Separation from Service,” and the date of such “Separation from Service.”

1.38	“Separation from Service Benefit” shall mean the benefit set forth in Article 7.

1.39	“Stock” shall mean the Company’s common stock, par value $.001 per share, and such other securities as may be substituted (or resubstituted) in accordance with a recapitalization or other corporate restructuring.

1.40	“Stock Benefit” shall mean the benefit payable with respect to the deferral of a Participant’s Annual Deferral Amount invested as Stock and earning calculated thereon pursuant to Sections 3.6 and 3.7 of the Plan.

1.41	“Subsidiary” shall mean any corporation (other than the Employer) in an unbroken chain of corporations or other entities beginning with the Employer, if each of the entities other than the last entity in the unbroken chain owns stock, partnership rights or other ownership interest possessing fifty percent (50%) or more of the total combined voting power of all classes of stock, partnership rights or other ownership interest in one of the other entities in such chain.

1.42	“Trust” shall mean the trust established pursuant to that certain Trust Agreement between the Company and the trustee named therein, as amended from time to time.

1.43	“Unforeseeable Financial Emergency” shall be defined as a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount of the distribution upon Unforeseeable Emergency may not exceed the amounts necessary to satisfy the emergency and pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship).

1.44

“Years of Service” shall mean the total number of years in which a Participant has been employed by or in the service of an Employer. For purposed of this definition only, a year of employment or service shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment,

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commences on the Participant’s date of hire (or engagement) and that, for any subsequent year, commences on an anniversary of that hiring date.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Selection by Committee. Participation in the Plan shall be limited to employees of an Employer who are part of a select group of management or highly compensated employees, and non-employee member of the Board. Notwithstanding the foregoing, the Committee shall select, in its sole and absolute discretion, individuals to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each selected individual shall complete, execute, and return to the Committee a Plan Agreement, an Election Form, and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.

2.3	Eligibility Commencement of Participation. Provided an individual selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within 30 days of selection, that individual shall commence participation in the Plan upon the timely completion of those requirements and the Committee’s acceptance of all submitted documents. If a Participant’s initial election to defer Compensation pursuant to Section 3.3 is not received by the Committee within the required 30 day period, the Participant shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer meets the requirement of Section 2.1 hereof, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) terminate the Participant’s participation in the Plan. The Participant’s Account Balance shall be distributed in accordance with the Participant’s prior elections and any overriding provisions of the Plan. If the Committee chooses not to terminate the Participant’s participation in the Plan, the Committee may, in its sole discretion, reinstate the Participant to full Plan participation at such time in the future as the Participant again meets the requirements of Sections 2.1. In the event this Section 2.4 fails to meet the limitations or requirements of Code, then this Section 2.4 shall be modified by action of the Committee to the extent necessary to satisfy the requirements of the Code inclusive of transitional relief provided with respect to Code Section 409A.

2.5	Reemployment. If a former employee is rehired by an Employer and is eligible to participate in the Plan, he or she shall reenter the Plan on the first day of any Plan Year commencing after the date he or she is rehired in accordance with the provisions of this Article 2. Such employee’s reentry into the Plan shall have no impact on any distributions that have been made or are being made in accordance with the Plan. Any Account Balance previously forfeited by such Participant pursuant to Section 3.11(e) shall not be restored or reinstated upon the Participant’s reentry into the Plan.

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ARTICLE 3

Deferral Commitment/Crediting of Gains, Earnings, Losses, Etc.

3.1	Deferred Compensation

(a)	Minimum. Except as otherwise determined by the Committee, for each Plan Year, a Participant may elect to defer Base Annual Salary, Annual Bonus, Commissions or Incentive Compensation and/or Director’s Fees paid in respect of such Plan Year in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Annual Salary	0%
Annual Bonus	0%
Commissions/Incentive Compensation	0%
Director’s Fees	0%

If no election is made, the amount deferred shall be zero.

(b)	Maximum. Except as otherwise determined by the Committee, for each Plan Year, a Participant may elect to defer Base Annual Salary, Annual Bonus, Commissions or Incentive Compensation and/or Director Fees up to the following maximum amounts:

Deferral	Maximum Amount
Base Annual Salary	80%
Annual Bonus	100%
Commissions/ Incentive Compensation	100%
Director’s Fees	100%

(c)	Short Plan Year. If a Participant first becomes a Participant after the first day of a Plan Year, the minimum Base Annual Salary, and/or Annual Bonus deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2

Election to Defer Compensation. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make a deferral election by delivering to the Committee a completed and signed Deferral Election Form, which must be accepted by the Committee for a valid election to exist. For each succeeding Plan Year, a new Election Form must be delivered to the Committee, in accordance with its rule and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. After a Plan Year commences, such deferral election shall be irrevocable and shall continue for the entire Plan Year and subsequent Plan Years, except that it shall terminate upon the execution and timely submission of a newly completed Election Form or Separation from Service or Death. If no Election Form is timely delivered for a Plan Year, no Annual Deferral Amount shall be withheld for that Plan Year. However, in the case of performance-based compensation based on services performed over a period of at least twelve (12) months, an election to defer such Annual Bonus compensation may be made, subject to the discretion of

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the Company, no later than 6 months before the end of the performance-based period assuming such election currently complies with the Code and transitional relief offered thereunder. Notwithstanding anything to the contrary in this Section 3.2, in the case of the first Plan Year in which a Participant becomes eligible to participate in this Plan, elections may be made within thirty (30) days after the date the Participant becomes eligible to participate in this Plan; provided, however, that such election shall only be effective with respect to Annual Base Salary and Annual Bonus earned for services to be performed subsequent to such election.

3.3	Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts from the Participant’s Base Annual Salary. The Annual Bonus, Incentive Compensation and/or Director Fee portions of the Annual Deferral Amount shall be withheld at the time the Annual Bonus, Incentive Compensation and/or Director Fees are or otherwise would be paid to the Participant. The Annual Deferral Amount shall be credited to the Participant’s Elective Deferral Account. A Participant shall at all times have a fully vested and non-forfeitable interest in his or her Elective Deferral Account.

3.4	Company Contributions.

(a)	Company Matching Contribution. Each Plan Year, the Company may, in its sole discretion, but is not required to, make a Company Matching Contribution on behalf of any or all Participants.

(b)	Discretionary Company Contribution. Each Plan Year, the Company, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan. The amount so credited to a Participant may be more or less than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero (0). The Discretionary Company Contribution, if any, shall be credited as of the last day of a Plan Year. If a Participant is not employed by an Employer as of the last day of a Plan Year, other than by reason of his or her Retirement, Disability or death while employed, the Discretionary Company Contribution for that Plan Year shall be zero (0).

3.5	Selection of Deemed Investments. The Committee shall select the Deemed Investments whose performance will measure the amounts to be credited under Section 3.6 to the Account Balances of Participants. The selection of Deemed Investments shall be for bookkeeping purposes only, and the Company shall not be obligated actually to invest any money in the Deemed Investments, or to acquire or maintain any actual investment. Notwithstanding the foregoing, any Annual Deferral Amount invested as Stock under the Plan and allocated to a Participant Elective Deferral Account will be deemed invested in Stock and the Account Balance of such Participant shall also be deemed to hold any dividends payable with respect to any Stock deemed held in the account. The shares of stock deemed to be credited to a Participant Elective Deferral Account shall equal the quotient of (i) the dollar value of the Annual Deferral Amount for the given Plan Year and (ii) the Fair Market Value of the Stock as of the business day of the deferral crediting date.

3.6

Crediting of Earnings, Gains, Losses, and Changes in Value of Deemed Investments. The Committee shall determine, in its discretion, the exact times and methods for crediting or charging each Participant’s Account Balance (and such Participant’s Elective Deferral Account, Company Contribution Account, and any Annual Deferral Amount paid as a In-Service Distribution under Section 4.1) with the earnings on Deemed Investments. The Committee may, at any time, change the timing or methods for crediting earnings to Annual Deferral Amounts, Company Matching Contributions, Discretionary Company Contributions, and payments of benefits and withdrawals under this Plan; provided, however, that the times

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and methods for crediting or debiting such items in effect at any particular time shall be uniform among all Participants and Beneficiaries.

3.7	FICA and Other Taxes. For each Plan Year in which a Participant elects an Annual Deferral Amount, the Participant’s Employer(s) shall ratably withhold from that portion of the Participant’s Base Annual Salary and/or Annual Bonus that is not being deferred, the Participant’s share of FICA taxes on deferred amounts and any other taxes, which may be required or appropriate. If necessary, the Committee shall reduce the Annual Deferral Amount in order to comply with this Section.

3.8	Vesting.

(a)	A Participant shall at all times be one hundred percent (100%) vested in his or her Annual Deferral Amount and Elective Deferral Account.

(b)	A Participant shall be vested in his or her Company Contribution Account, if any, in accordance with schedules established by the Committee in its sole discretion which may vary among different types of contributions held in a Participant’s Company Contribution Account.

(c)	Notwithstanding anything to the contrary contained in this Section 3.8, in the event of a Change in Control (as defined herein), a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan, Retirement, or death a Participant’s Company Contribution Account shall immediately become one hundred percent (100%) vested (if it is not already vested in accordance with the above vesting schedules).

(d)	Notwithstanding anything contained in this Plan to the contrary, in the event that any payment or benefit to a Participant or for a participant’s benefit paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise in connection with, or arising out of, a Change of Control(as defined herein), a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan, or any other event which constitutes a “change in control” within the meaning of Section 280G of the Code (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the benefits payable under this Plan shall be reduced (but not below zero), but only to the extent necessary so that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Limit”). Unless otherwise determined by the Committee in its discretion, the Company shall reduce or eliminate the benefits payable under this Plan by first reducing or eliminating those benefits beginning with benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).

(i)

All determinations required to be made under this Section 3.8(d) (each, a “Determination”) shall be made by the Company. The calculations shall be provided to the Participant upon request (provided that the Company or the Participant believe in good faith that any of the Payments may be subject to the Excise Tax); provided, however, that if the Company determines that no Excise Tax is payable by the Participant with respect to a Payment or Payments, Participant may request that a nationally recognized accounting firm designated by the Company and reasonably acceptable to the Participant (the “Accounting Firm”) furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) calendar days of delivery of the Determination to the Participant, the Participant shall have the right to dispute the Determination

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(the “Dispute”). The existence of any Dispute shall not in any way affect the Participant’s right to receive the benefits under this Plan in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding, and conclusive upon the Company and the Participant, subject to the application of Section 3.8(d)(ii).

(ii)	As a result of the uncertainty in the application of Sections 409A, 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in this Section 3.10(d) (an “Excess Payment” or “Underpayment,” respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date the Participant received the Excess Payment and the Participant shall repay the Excess payment to the Company on demand, together with interest on the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of the participant’s receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Participant’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Participant within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to the Participant pursuant to the terms of this Plan or otherwise, but for the operation of this Section 3.10(d), until the date of payment.

ARTICLE 4

In-Service Distribution and Unforeseeable Financial Emergencies

4.1

In-Service Distributions. Subject to the Deduction Limitation, in connection with each election to defer an Annual Deferral Amount a Participant may elect to receive a future “In-Service Distribution” from the Plan with respect to that vested Annual Deferral Amount. The In-Service Distribution shall be a lump sum payment in an amount that is equal to the vested Annual Deferral Amount plus earnings credited on such amount under Section 3.6. Subject to the other terms and provisions of this Plan, each In-Service Distribution elected shall be paid on the fixed date elected by the Participant, which date shall be no earlier than the first day of the Plan Year that is three (3) or more years after the first day of the Plan Year in which an Annual Deferral Amount is actually deferred. Notwithstanding the foregoing, should an event occur that triggers a benefit under Articles 5, 6, or 7, any Annual Deferral Amount plus (or minus) earnings, gains, losses, and changes in value credited (or debited) on such amount under Section 3.6, that is subject to an In-Service Distribution election under this Section 4.1 shall not be paid in accordance with this Section 4.1,

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but shall be paid in accordance with the other applicable Article of this Plan. The Participant may make a subsequent election to delay a payment of an In-Service Distribution if (a) the election is made twelve (12) months prior to the previously elected scheduled payment date (b) the election takes effect at least twelve (12) months after the date on which the election is made and (c) the new scheduled payment date with respect to which the election is made must be deferred for a period of at least five years from the date the payment would have otherwise been made. In the event this Section 4.1 fails to meet the limitations or requirements of section 409A of the Code and regulations promulgated thereunder, then this Section 4.1 shall be modified by action of the Committee to the extent necessary to satisfy the requirements of the Code and transitional relief provided with respect to Code Section 409A.

4.2	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (a) suspend any deferrals required to be made by a Participant and/or (b) receive partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Separation from Service, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole and absolute discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made as soon as practicable following the date of approval. If a Participant receives a withdrawal upon the occurrence of an Unforeseeable Emergency, the Participant’s deferrals of Annual Base Salary, Annual Bonus, Commissions or Incentive Compensation and Director’s Fees to the Plan shall be suspended for the remainder of the Plan Year during which the withdrawal is distributed to the Participant, to the extent required under Section 409A(a)(2)(B)(ii) of the Code. Upon expiration of the suspension period described in the preceding sentence, the Participant shall be permitted to submit a new Election Form and to begin making deferrals with respect to Annual Base Salary, Annual Bonus, Commissions or Incentive Compensation and Director’s Fees earned on or after the first day of the first payroll period of the next following Plan Year. A Participant’s withdrawal upon the occurrence of an Unforeseeable Emergency shall be charged on a pro rata basis to the Participant’s vested interests in such Participant’s Account Balance. In the event this Section 4.2 fails to meet the limitations or requirements of section 409A of the Code and regulations promulgated thereunder, then this Section 4.2 shall be modified by action of the Committee to the extent necessary to satisfy the requirements of the Code and transitional relief provided with respect to Code Section 409A.

ARTICLE 5

Retirement Benefit

5.1	Retirement Benefit. Subject to the Deduction Limitation, a Participant who retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2

Payment of Retirement Benefits. A Participant, in connection with his or her commencement of Participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method over a period of up to fifteen (15) years, with the portion of the Retirement Benefit which is yet to be distributed being credited with earnings as set forth in Section 3.6. The Participant may change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that (i) any such Election Form is submitted at least twelve (12) months prior to the Participant’s Retirement (and complies with the Code and 409A transitional relief provided thereunder) (ii) the election takes effect at least twelve (12) months after the date on which the election is made and (iii) the first payment to which the election applies must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made and (iv) the election

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complies with Section 409A(a)(4(C) of the Code; provided, however, no subsequent change in the method of payout may be made to the extent such change results in the acceleration of a distribution. For example, if a Participant has elected an Annual Installment Method, the Participant may not submit a new Election Form to the Committee to change the method of payment to a lump sum. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. The lump sum payment shall be made, or installment payments shall commence, as soon as practicable following the Participant’s Retirement date. However, if the Participant is a “Key Employee” as defined in Code Section 416(i), as applied by Code Section 409A, at the time of his or her Retirement, and the stock of the Company is publicly-traded at that time, the Participant’s Retirement Benefit shall not be paid sooner than six (6) months following the Participant’s Retirement. Despite the foregoing, if the Participant’s Account Balance at the time of his or her Retirement is less than $10,000, payment of the Retirement Benefit will be made in a lump sum within 60 days following Retirement.

5.3	Death Prior to Completion of Retirement Benefits. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE 6

Pre-Retirement and Post-Retirement Survivor Benefit

6.1	Pre-Retirement Survivor Benefit. If a Participant dies before he or she Retires or experiences a Separation of Service, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance.

6.2	Payment of Pre-Retirement Survivor Benefits. The Pre-Retirement Survivor Benefit shall be paid in lump sum and made within sixty (60) days of the Committee’s receiving proof of the Participant’s death.

6.3	Post-Retirement Survivor Benefit. If a Participant dies after he or she Retires or experiences a Separation of Service, the Participant’s Beneficiary shall receive a Post-Retirement Survivor Benefit equal to the Participant’s Account Balance as elected by the Participant.

ARTICLE 7

Separation from Service Benefit

7.1	Separation of Service Benefits. Subject to the Deduction Limitation, if a Participant experiences a Separation from Service prior to his or her Retirement, the Participant shall receive a Separation from Service Benefit, which shall be equal to the Participant’s vested Account Balance, valued as of the Separation from Service and credited with earnings in accordance with Section 3.6.

7.2	Payment of Separation from Service Benefit. A Participant’s Separation from Service Benefit shall be paid in a lump sum no later than sixty (60) days following the date of the Participant’s Separation from Service. However, if the Participant is a “Key Employee” as defined in Code Section 416(i), as applied by Code Section 409A, and the stock of the Company is publicly-traded, the Participant’s Separation from Service Benefit shall not be paid sooner than 6 months following the Participant’s separation of service as it may be defined with reference to Section 409A of the Code and transitional relief provided thereunder.

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7.3	Death Prior to Completion of Separation from Service Benefits. If a Participant dies after Separation from Service, but before the Separation from Service Benefit is paid, the Participant’s unpaid Separation from Service Benefit shall be paid to the Participant’s Beneficiary.

ARTICLE 8

Change in Control Benefit

8.1	Change In Control. Notwithstanding anything herein to the contrary, upon a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), each Participant shall become fully vested in his or her Account Balance.

ARTICLE 9

Disability Waiver and Benefit

9.1	Disability Waiver.

(a)	Eligibility. By participating in the Plan, all Participants are eligible for this waiver.

(b)	Waiver of Deferral: Credit for Plan Year of Disability. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Annual Salary and/or Annual Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections.

(c)	Return to Work. If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

9.2	Benefit Eligibility. A Participant suffering a Disability shall, for benefit purposes under this Plan but subject to Section 9.1, above, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 4, 5, 6, and 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right, in its sole and absolute discretion and for purposes of this Plan only, to deem a Participant’s employment or service terminated for purposes of this Plan at any time after such Participant is determined to be permanently and totally disabled under the Employer’s long-term disability plan or would have been determined to be permanently and totally disabled had he or she participated in such plan.

9.3	Nonqualified Deferred Compensation Plan Rules. In the event this Article 9 fails to meet the limitations or requirements of the Code, inclusive of transitional relief provided under Section 409A, then this Article 9 shall be modified by action of the Committee to the extent necessary to satisfy the requirements of the Code.

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ARTICLE 10

Forms of Payment

10.1	Stock Benefit. All amounts payable pursuant to the Plan shall be distributed in cash with the exception of the Stock Benefit. The payment of the Stock Benefit shall be made in the form of Stock. Any Stock distributed as payment for the Stock Benefit shall not be issued under the Plan, but shall instead be issued under the Company’s other equity-based compensation sponsored by the Company under which Stock is issuable to such plan eligible employees and their beneficiaries.

ARTICLE 11

Beneficiary Designation

11.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

11.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Where required by law or by the Committee, in its sole and absolute discretion, if the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. A Participant shall bear the responsibility and expense for having his or her Beneficiary Designation Form reviewed by an attorney to ensure that such designation complies with applicable state law governing testamentary dispositions. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

11.3	Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

11.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 11.1, 11.2, and 11.3 above, or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s issue upon the principle of representation and if there is no such issue, to the Participant’s estate.

11.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

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11.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 12

Leave of Absence

12.1	Paid leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered actively employed by or in the service of the Employer for purposes hereof and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

12.2	Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered actively employed by the Employer for purposes hereof. Upon the earlier of the date the leave of absence expires or the date the Participant returns to paid employment, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld for the remainder of the Plan Year.

ARTICLE 13

Termination, Amendment, or Modification

13.1	Termination. Each Employer reserves the right to terminate the Plan at any time with respect to Participants employed by the Employer. Upon the termination of the Plan the Participant’s Account Balance shall be paid out in accordance with the Participant’s prior elections and any overriding provisions of the Plan. Notwithstanding the foregoing, upon and for twelve months following the occurrence of a Change in Control (as defined herein), an Employer shall have the right, in its sole and absolute discretion, to terminate the Plan and, notwithstanding any elections made by the Participants, to pay all such benefits in a lump sum, subject to the limitations of the Code and transitional relief provided with respect to Code Section 409A.

13.2

Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer; provided, however, that no amendment or modification shall be effective to decrease a Participant’s Account Balance at the time of such amendment, calculated as though the Participant had experienced a Separation from Service as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification without such participant’s consent. In addition, no amendment or modification of the Plan shall affect the right of any Participant or Beneficiary who was eligible to or did Retire on or before the effective date of such amendment or modification to receive benefits in the manner he or she elected without such Participant’s consent. In addition, no amendment or modification shall cause the Plan to fail to meet the requirements of Section 409A of the Code with respect to any Participant without such Participant’s consent. Notwithstanding any provisions of this Section 13.2 to the contrary, the Administrator may amend the Plan at any time, in any manner, if the Administrator determines any such amendment is required to

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ensure that the Plan is characterized as providing deferred compensation for a select group of management or highly compensation employees and as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1) or to otherwise conform the Plan to the provisions of any applicable law, including ERISA and the Code.

Notwithstanding anything to the contrary in the Plan, if and to the extent the Administrator shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Section 409A of the Code, or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith, the Administrator shall have authority to take such action to amend, modify, cancel or terminate the Plan (effective with respect to all Employers) or distribute any or all of the amounts deferred by or for a Participant, as it deems necessary or advisable, including without limitation:

(a)	Any amendment or modification of the Plan to conform the Plan to the requirements of Section 409A of the Code or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any provision applicable to any Participant’s Account Balance regarding the time or form of payment).

(b)	Any cancellation or termination of any unvested interest in a Participant’s Account Balance without any payment to the Participant.

(c)	Any cancellation or termination of any vested interest in a Participant’s Account Balance, with immediate payment to the Participant of the amount otherwise payable to the Participant.

Any such amendment, modification, cancellation or termination of the Plan may adversely affect the rights of a Participant without the Participant’s consent.

13.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, or 7 of the Plan shall completely discharge all obligations to a Participant under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 14

Administration

14.1	Committee Duties. This Plan shall be administered by the Company’s Compensation, Nominating and Governance Committee (the “Committee”). After the occurrence of a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), this Plan shall be administered in accordance with Article 15. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including but not limited to, interpretations of this Plan and entitlement to or amount of benefits under this Plan, as may arise in connection with the Plan. Any Committee member must recuse himself or herself on any matter of personal interest to such member that comes before the Committee.

14.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to any Employer.

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14.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

14.4	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

14.5	Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 15

Administration Upon Change in Control

15.1

Committee. For purposes of this Plan, the Committee shall be the administrator at all times prior to the occurrence of a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan). Upon and after the occurrence of a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), the administrator shall be an independent third party selected by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “CEO”) and appointed by the Board; provided, however, the Committee, as constituted immediately prior to a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), shall continue to act as the administrator of this Plan until the date on which the independent third party selected by the CEO and appointed by the Board accepts the responsibilities of administrator under this Plan. Upon and after a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), the administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust except benefit entitlement determinations upon appeal; provided, however, upon and after the occurrence of a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), the administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), the Company must: (1) pay all reasonable administrative expenses and fees of the administrator; (2) indemnify the administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the administrator or its employees or agents; and (3) supply full and timely information to the administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Disability, death or Separation from Service of the Participants, and such other pertinent information as the administrator may reasonably require. Upon and after a Change in Control (as defined herein) or a Change in Control (as defined

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under the Company’s 2005 Stock Incentive Plan), the administrator may not be removed by the Company but may only be terminated (and/or a replacement appointed) by a two-thirds vote of the Board and approval of a majority of the Participants.

15.2	Benefit Review Committee. Upon and after the occurrence of a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), the Benefits Review Committee, as constituted immediately prior to such applicable Change in Control, shall continue to review denied claims as provided in Article 14 of this Plan. In the event any member of the Benefits Review Committee resigns or is unable to perform the duties of a member of the Benefits Review Committee, successors to such members shall be selected by a two-thirds vote of the Board. Upon and after a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), the Benefits Review Committee shall have the discretionary power and authority to determine all questions arising in connection with the review of a denied claim as provided in Section 16.3. Upon and after the occurrence of a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), the Company must: (1) pay all reasonable administrative expenses and fees of the Benefits Review Committee; (2) indemnify the Benefits Review Committee against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Benefits Review Committee hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Benefits Review Committee or its employees or agents; and (3) supply full and timely information to the Benefits Review Committee on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Disability, death or Separation from Service of the Participants, and such other pertinent information as the Benefits Review Committee may reasonably require. Upon and after a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), a member of the Benefits Review Committee may not be removed by the Company but may only be removed (and/or a replacement appointed) by a two-thirds vote of the Board and approval of a majority of the Participants.

ARTICLE 16

Claims Procedure

16.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claims procedure of this Article 15 shall be applied in accordance with Section 503 of ERISA and Department of Labor Regulation Section 2560.503-1.

16.2

Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing but not later than ninety (90) days (one hundred eighty (180) days if the Committee determines that an extension of time for making a determination with respect to the claim is required and provides the Claimant with written notice of such extension prior to the end of the initial

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ninety (90) day period, which notice shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render the benefit determination):

(a)	That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial if the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 16.3 below.

16.3	Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the by the Committee. The Claimant’s failure to appeal the denial of the claim by the Administrator in writing within the sixty (60) day period shall render the Administrator’s determination final, binding and conclusive. If the Claimant timely provides notice to the Committee of his or her request for a review of the denial of the claim, thereafter, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments, documents, records and other information relating to the claim;

(c)	may request a hearing, which the Committee, in its sole discretion, may grant; and

(d)	will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. A document, record or other information shall be considered “relevant” to the claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8).

The Committee will provide a decision on review within sixty (60) days following the filing, or one hundred twenty (120) days if special circumstances exist.

16.4

Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances would make the rendering of a determination within the sixty (60) day period infeasible, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period

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commences. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim (and a document, record or other information shall be considered “relevant” to the claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8); and

(d)	such other matters as the Committee deems relevant.

16.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 16 is a mandatory prerequisite to a Claimant’s right to commence any arbitration proceeding with respect to any claim for benefits under this Plan.

16.6	Arbitration. If, prior to a Change in Control (as defined herein) or a Change in Control (as defined in the Company’s 2005 Stock Incentive Plan), any claim or controversy between the Company and a Participant or Beneficiary which the parties are unable to resolve themselves, and which is not resolved through the claims procedure set forth in Article 15, including any claim arising out of a Participant’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance, or breach of any provision of this Plan, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator in accordance with the following procedures:

(a)	In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within twenty one (21) days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten (10) business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main County of Denver office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three business days of the parties’ receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(b)

Unless the parties agree otherwise, within sixty (60) days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in the County of Denver agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place within the County of Denver shall be designated by the arbitrator after consultation with the parties. Within thirty (30) days of the conclusion

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Deferred Compensation Plan

of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

(c)	In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation. The parties shall be entitled to discovery as follows. Each party may take no more than three depositions. Company may depose the Participant or Beneficiary plus two other witnesses, and Participant or Beneficiary may depose Company, within the meaning of Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

(d)	The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

(e)	This arbitration provision of the Plan shall extend to claims against any parent, Subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

(f)	Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

(g)	Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act; provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

(h)	If any of the provisions of this Section 16.6 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 16.6, and this Section 16.6 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 16.6 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

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Centennial Bank Holdings, Inc.

Deferred Compensation Plan

(i)	The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claim(s) of a single Participant.

If, after the occurrence of a Change in Control (as defined herein) or a Change in Control (as defined in the Company’s 2005 Stock Incentive Plan), any dispute, controversy or claim arises between a Participant and the Company out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction in the City of New York which, notwithstanding the provisions of Article 6 or any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company, the Board or the Committee.

ARTICLE 17

Trust

17.1	Establishment of Trust. The Company shall establish the Trust, and the Employer(s) shall transfer over to the Trust such assets, if any, as the Committee determines, from time to time and in its sole discretion, are appropriate. Notwithstanding anything in this Plan to the contrary, at any time prior to a Change in Control (as defined herein) or a Change in Control (as defined in the Company’s 2005 Stock Incentive Plan), the Company shall be entitled to receive, as soon as practicable following January 1st of each year, if it so elects, a payment from the Trust such that after such payment, the assets credited to each Participant’s account do not exceed 110% of the then Present Value of the Participant’s vested benefit (or, if annual payments have already been made, the Present Value of the remaining payments).

17.2	Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Participant and the creditors of the Employers to the assets transferred to the Trust. The Employer(s) shall at all times remain liable to carry out their obligations under the Plan. The Employers’ obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust. Any such distribution shall reduce the Employer’s obligations under this Agreement.

17.3	Funding of Trust. Within five (5) days following a Change in Control (as defined herein) or a Change in Control (as defined in the Company’s 2005 Stock Incentive Plan) (or, if later, on the date when every Participant’s Benefit has been determined), the Company shall contribute to a separate account maintained for each Participant under the Trust, in cash, an amount equal to 125% of the Present Value of each such Participant’s benefit (or, if annual payments have already been made, the Present Value of the remaining payments) less any amount credited to such Participant’s account under the Trust as of the date of the contribution. Within five (5) days of each anniversary of a Change in Control (as defined herein) or a Change in Control (as defined in the Company’s 2005 Stock Incentive Plan) (or, if later, on the date when each Participant’s benefit that has accrued as of the date of such anniversary has been determined), the Company shall make an additional contribution to the Trust, in cash, such that the amount maintained in each Participant’s account shall equal at least 125% of the then Present Value of each such Participant’s benefit (or, if annual payments have already been made, the Present Value of the remaining payments) less any amount credited to such Participant’s account under the Trust as of the date of such additional contribution. For purposes of determining the Present Value of amounts described in this Article 17 for Participants who have not commenced receiving benefits under the Plan, the Company shall assume that each Participant’s Benefits shall commence on the date elected by the Participant on such Participant’s most recent Election Form.

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Centennial Bank Holdings, Inc.

Deferred Compensation Plan

ARTICLE 18

Miscellaneous

18.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable right, interest or claim in any property or assets of an Employer. Any and all of an Employer’s assets shall be, and remain, the general, un-pledged, and unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future and the sole interest of a Participant and a Participant’s beneficiaries shall be as a general creditor of the Company and any Employer.

18.2	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

18.3	Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be un-assignable and non-transferable. No part of the amounts payable shall, prior to actual payments be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

18.4	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

18.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an employee or a director, or to interfere with the right of any Employer to discipline, demote, discharge or change the terms of employment at any time, with or without cause, of the Participant at any time.

18.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

18.7	Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The masculine pronoun shall be deemed to include the feminine and vice versa, unless the context clearly indicates otherwise.

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Centennial Bank Holdings, Inc.

Deferred Compensation Plan

18.8	Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

18.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of Delaware.

18.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to:

CENTENNIAL BANK HOLDINGS, INC.

ATTN: DIRECTOR OF HUMAN RESOURCES

1331 17TH STREET, SUITE 300

DENVER, COLORADO 80202

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by, mail, to the last known address of the Participant.

18.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

18.12	Spouse’s Interest. A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and the marriage is later dissolved or the spouse dies. Without limiting the generality of the foregoing, the interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant or whose marriage with the Participant has been dissolved shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, or under the laws of intestate succession. Notwithstanding the foregoing, the Participant shall bear the responsibility for informing the Company that his or her spouse has died or that the marriage has dissolved and shall bear the responsibility to formally revoke any existing Beneficiary Designation and to complete, sign and return any new Beneficiary Designation. Nothing herein is intended to preclude compliance with a valid domestic relations order that meets the qualifications of at Qualified Domestic Relations Order as defined in ERISA.

18.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

18.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. The Committee may require proof of minority, incompetency, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

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Centennial Bank Holdings, Inc.

Deferred Compensation Plan

18.15	Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or Committee has been named as a party.

18.16	Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control (as defined herein) or a Change in Control (as defined under the Company’s 2005 Stock Incentive Plan), it should appear to any Participant that the Company or its Employer has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, the Company has signed this Plan as of June 30, 2005.

CENTENNIAL BANK HOLDINGS, INC., a Delaware corporation.

By:	/s/ Zsolt K. Besskó
Zsolt K. Besskó

Title:	Executive Vice President and General Counsel

25	Effective June 30, 2005